Exhibit 99.1

Erie Indemnity Reports Third Quarter 2005 Results

Erie, Pa., November 2, 2005 — Erie Indemnity Company (NASDAQ: ERIE) today announced results for the third quarter 2005, including the following highlighted information:

•	Net income totaled $53.0 million, a decrease of 9.5 percent from $58.6 million at September 30, 2004.

•	Net income per share decreased by 8.4 percent to $.76 per share, compared to $.83 per share in the comparable quarter for 2004.

•	Net income, excluding net realized gains on investments and related federal income taxes, decreased by 10.6 percent to $51.9 million, or $.74 per share, from $58.0 million, or $.82 per share, for the same period one year ago.

•	Management fee revenue decreased by 1.9 percent to $241.6 million, from $246.4 million for the same period one year ago.

•	The Property and Casualty Group’s adjusted statutory combined ratio for the third quarter 2005 was 85.9 percent, compared to 83.0 percent a year earlier. The Company experienced no underwriting losses as a result of Hurricanes Katrina and Rita.

“After making significant improvements in our underwriting profitability over the past few years, we have demonstrated our ability to sustain that favorable pattern,” said Jeffrey A. Ludrof, president and chief executive officer. “This is allowing the Company to take rating actions that will enhance our competitive position in our markets, and positively impact the Property and Casualty Group’s ability to attract new policyholders and to retain existing policyholders.” Mr. Ludrof added, “We are already experiencing positive growth trends in our homeowners and commercial lines of business. We are optimistic that trend will continue, and that we will make progress in generating additional, profitable private passenger auto business.”

Details of Third Quarter 2005 Results

Management operations

Management fee revenue decreased by 1.9 percent to $241.6 million for the quarter ended September 30, 2005, compared to $246.4 million for the same period one year ago. Management fee revenue was reduced by $1.6 million and $4.6 million in the third quarters of 2005 and 2004, respectively, for the allowance for mid-term policy cancellations. Management fee revenue is based on the management fee rate, established by the Board of Directors, and the direct written premiums of the Property and Casualty Group. The lower management fee rate in the third quarter of 2005 of 23.75 percent, compared to 24 percent in the third quarter of 2004, resulted in $2.6 million less in management fee revenue for the quarter ended September 30, 2005, or a decrease in diluted net income per share of $.02.

The property and casualty direct written premiums of the Erie Insurance Group, upon which management fee revenue is calculated, totaled $1.0 billion in the third quarter of 2005, down 2.1 percent from third quarter of 2004. The average written premium per policy increased by 1.2 percent for the twelve months ended September 30, 2005, to $1,055 as compared to $1,042 for the twelve months ended September 30, 2004.

The Company’s emphasis on underwriting profitability, more competitive market conditions and slight decreases in rates resulted in a slowing of growth in new business premiums written. New property and casualty premium written for Erie Insurance Group declined 2.9 percent to $100.7 million in the third quarter of 2005 from $103.6 million in the third quarter of 2004. Personal lines new premium written declined 5.4 percent, while commercial lines new premium written increased 3.4 percent in the third quarter of 2005 compared to the same period in 2004. The year-over-year policy retention rate declined to 88.4 percent at September 30, 2005 from 88.7 percent at September 30, 2004. The third quarter of 2005 policy retention rate of 88.4 percent was a slight increase from the 88.3 percent rate recorded at the end of the second quarter of 2005.

In the latter part of 2004 and into 2005, the Property and Casualty Group implemented insurance scoring for underwriting purposes for its private passenger auto and homeowners lines of business in most of its operating states in response to changing competitive market conditions. Insurance scoring has also been incorporated, along with other risk characteristics, into a rating plan with multiple pricing tiers. This segmented pricing provides the Property and Casualty Group greater flexibility in pricing policies with varying degrees of risk. The rating plan with multiple pricing tiers was implemented in most states on new business in March 2005 and on renewal business in April 2005. In 2006, the Company anticipates implementing additional pricing segmentations in auto and homeowners insurance.

The effect of rate increases implemented in 2004 offset by 2005 pricing actions approved, filed, awaiting approval or contemplated through September 30, 2005, is anticipated to result in a net decrease in written premiums of $10.1 million. The majority of the rate decreases stems from the private passenger auto and the homeowners lines of business in Pennsylvania. In the majority of states, an 8 percent rate reduction on certain coverages for new private passenger auto policyholders with no claims or violations was effective July 1, 2005. In Tennessee and West Virginia this rate reduction for policyholders with no claims or violations was 6 percent. Pricing actions anticipated in 2005 are a result of the improvement in underwriting results. Pricing actions approved, contemplated or filed and awaiting approval through September 30, 2005, could reduce written premium in 2006 for the Property and Casualty Group by $87.4 million.

The cost of management operations increased 3.6 percent to $194.8 million in the third quarter of 2005, from $188.0 million for the same period in 2004. Commission costs totaled $140.3 million for the third quarter of 2005, a 0.1 percent increase from the $140.2 million reported in the third quarter of 2004. Third quarter costs of management operations, excluding commissions, increased 14.0 percent to $54.5 million in 2005 from $47.8 million in 2004, primarily due to increased personnel costs, including contract labor for information technology projects and higher underwriting expenses related to the use of insurance scoring in 2005.

Insurance underwriting operations

The Company’s insurance underwriting operations generated underwriting income of $1.7 million in the third quarter of 2005 compared to $2.9 million in the third quarter of 2004. Underlying the Company’s results were the underwriting results of the Property and Casualty Group.

For the third quarter 2005, the reported statutory combined ratio of the Property and Casualty Group was 90.5, and when adjusted for the profit component of the management fee, the combined ratio was 85.9 for the quarter, compared to a reported statutory combined ratio of 88.6 and an adjusted combined ratio of 83.0 for the third quarter 2004. The Property and Casualty Group’s statutory combined ratio increased in the third quarter of 2005 as a result of an increase of $47.0 million (net of ceded recoveries) to pre-1986 automobile catastrophic injury liability reserves, or a 4.7 point increase to the statutory combined ratio, and seasonal increases in claim volume, which are recognized in the quarter in which they occur, contributed 6.1 points to the statutory combined ratio. The assumed loss and loss adjustment expense reserves related to the September 11, 2001 attack on the World Trade Center were reduced in the third quarter 2005 by $42 million, decreasing the Property and Casualty Group’s statutory combined ratio by 4.2 points for the quarter. While the Company’s GAAP combined ratio was impacted by these reserve adjustments, the reduction in the World Trade Center assumed loss and loss adjustment expense reserves triggers a reduction in previously recorded recoveries under the intercompany aggregate excess-of-loss reinsurance arrangement for accident year 2001, which offset the effect of the reduction in assumed reserves. As a result, reinsurance charges under the excess-of-loss reinsurance arrangement with the Exchange were $2.2 million for the third quarter 2005 compared to $1.2 million in the third quarter 2004.

The impact of seasonal fluctuations was offset by positive development of prior accident year losses, which improved the Property and Casualty Group’s statutory combined ratio by 1.8 points. Catastrophe losses, as classified by the Company, during the third quarter of 2005, added 0.5 points to the Property and Casualty Group’s reported statutory combined ratio. The Company experienced no underwriting losses from Hurricanes Katrina and Rita during the third quarter of 2005 or Hurricane Wilma in October 2005.

Investment operations

Net revenue from investment operations for the third quarter of 2005 reflects an increase of 18.7 percent to $25.1 million, compared to $21.2 million for the same period in 2004. Net investment income was $14.8 million for each of the quarters ended September 30, 2005 and 2004. Net realized gains on investments of $1.8 million were recorded during the third quarter of 2005 compared to $0.9 million for the third quarter of 2004.

Equity in earnings of limited partnerships totaled $8.0 million in the third quarter of 2005, compared to $3.8 million in the third quarter of 2004. During the third quarter of 2005, the Company recorded earnings from one partnership of $4.4 million in the form of a distribution.

The Company’s earnings from its 21.6 percent equity ownership of Erie Family Life decreased to $0.6 million for the third quarter of 2005 from $1.7 million in the third quarter 2004. The results in the third quarter of 2005 reflect a $.5 million charge for a change in estimate related to a new FAS 60 reserve valuation system implemented by Erie Family Life during the quarter.

During the third quarter of 2005, the Company repurchased 395,445 shares of its outstanding Class A common stock in conjunction with the stock repurchase plan that was authorized in December 2003. The shares were purchased at a total cost of $20.8 million, or an average price per share of $51.90. The Company has $149 million remaining in its current share repurchase authorization.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2005 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.